As filed with the Securities and Exchange Commission on
                                January 12, 2005
                           Registration No. 333-_____
  _____________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ______________________

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                                 SUSSEX BANCORP
             (Exact name of registrant as specified in its charter)

                                   NEW JERSEY
         (State or other jurisdiction of incorporation or organization)

                                   22-3475473
                      (I.R.S. Employer Identification No.)

                              200 MUNSONHURST ROAD
                                    ROUTE 517
                         FRANKLIN, NEW JERSEY 07416-0353
                    (Address of principal executive offices)

                                 SUSSEX BANCORP
                             2001 STOCK OPTION PLAN
                            (Full title of the plan)

                                DONALD L. KOVACH
                                  SUSEX BANCORP
                              200 MUNSONHURST ROAD
                                    ROUTE 517
                         FRANKLIN, NEW JERSEY 07416-0353
                     (Name and address of agent for service)

                                 (973) 827-2914
          (Telephone number, including area code of agent for service)


                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
Title of Securities to  Amount to be        Proposed Maximum     Proposed Maximum         Amount of Registration
be Registered           Registered          Offering Price Per   Aggregate Offering       Fee
                                            Share (2)            Price

-----------------------------------------------------------------------------------------------------------------
Common Stock, no par
value per share and
interests of            173,250 (1)         $15.99               $2,770,267.50            $350.96
            CONSENT
Plan
=================================================================================================================

     (1) Maximum number of shares authorized for issuance pursuant to the exercise of options under the Registrant's 2001 Stock Option Plan (the "Plan"). This Registration Statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plan.

     (2) Estimated solely for the purpose of calculating the registration fee and based upon the book value of the Registrant's stock as of January 12, 2005 in accordance with Rule 457(h)(1).

     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold to prevent dilution resulting from certain capital changes affecting the Registrant.

                                     PART II
                                     -------

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

Item 3. Incorporation of Documents by Reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information concerning the Company filed with the SEC may be inspected and copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website that contains copies of such material. The address of the Commission's Website is http://www.sec.gov.

     The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:

          (a) the audited financial statements of the Registrant as of and for the year ended December 31, 2003 and the unaudited financial statements as of and for the nine months ended September 30, 2004, included as exhibits to the Registrant's final prospectus filed with the SEC on December 16, 2004 under Rule 424(b) of the Securities Act of 1933;

          (b) the Registrant's quarterly report for the period ended March 31, 2004 on Form 10-QSB filed with the SEC on May 13, 2004, the Registrant's quarterly report for the period ended June 30, 2004 on Form 10-QSB filed with the SEC on August 10, 2004 and the Registrant's quarterly report for the period ended September 30, 2004 on Form 10-QSB filed with the SEC on November 15, 2004; and

          (c) the description of the Registrant's common stock, no par value, contained in the Registrant's Registration Statement on Form SB-2/A filed with the SEC on December 7, 2004.

     In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 12, 13(a), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VI of the Company's Certificate of Incorporation provides:

     Subject to the following, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to this Certificate of Incorporation, or change in law which authorizes this paragraph shall not adversely affect any then existing right or protection of a director or officer of the Corporation.


Article V of the Company's Certificate of Incorporation provides:

     The Corporation shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein
     (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this article.

     The Corporation shall, from time to time, reimburse or advance to any person referred to in this article the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action, suit or proceeding referred to in this article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that the director's or officer's acts or omissions (i) constitute a breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in the director or officer receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed with this Registration Statement.

          Exhibit
          Number            Description of Exhibit
          -------           ----------------------

          4                 2001 Stock Option Plan (1)

          5                 Opinion of Windels Marx Lane & Mittendorf, LLP

          23(a)             Consent of Beard Miller Company LLP

          23(b) Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)

          _______________________
          (1) Incorporated by reference from Exhibit B to the Registrant's definitive proxy statement on Schedule 14A for the 2001 Annual Meeting of Shareholders, as filed with the SEC on April 25, 2001.

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer of controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Franklin, New Jersey, on the 11th day of January, 2005. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



SUSSEX BANCORP



        Name                                      Title                                 Date
        ----                                      -----                                 ----


/s/ Donald L. Kovach        President, Chief Executive Officer and Director       January 11, 2005
--------------------           (Chairman of the Board)
  Donald L. Kovach

 /s/ Candace Leatham        Executive Vice President (Principal Financial         January 11, 2005
 -------------------           and Accounting Officer)
   Candace Leatham

 /s/ Irvin Ackerson         Director                                              January 11, 2005
 ------------------
   Irvin Ackerson

  /s/ Mark J. Hontz         Director                                              January 11, 2005
  -----------------
    Mark J. Hontz

 /s/ Joel D. Marvil         Director                                              January 11, 2005
 ------------------
   Joel D. Marvil

/s/ Edward J. Leppert       Director                                              January 11, 2005
---------------------
  Edward J. Leppert

                          EXHIBIT INDEX TO REGISTRATION
                              STATEMENT ON FORM S-8
                              ---------------------
                        OF FIRST WASHINGTON FINANCIALCORP
                        ---------------------------------

         Exhibit
         Number      Description of Exhibit
         -------     ----------------------

         4           2003 Stock Option Plan (1)

         5           Opinion of Windels Marx Lane & Mittendorf, LLP

         23(a)       Consent of Beard Miller Company LLP

         23(b) Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)
           _________________________
          (1) Incorporated by reference from Exhibit A to the Company's definitive proxy statement on Schedule 14A for the 2003 Annual Meeting of Shareholders, as filed with the Securities and Exchange Commission on March 28, 2003.